Exhibit 10.2

Amendment to Consulting Agreement

This Amendment (the “Amendment”), effective as of November 1, 2024 (the “Effective Date”), amends that certain June 27, 2024 consulting agreement between Climb Bio, Inc. formerly known as Eliem Therapeutics, Inc. (the “Company”) and Stephen Thomas (the “Consultant”) (the “Consulting Agreement”).

WHEREAS, the Company and the Consultant desire to amend certain terms of the Consulting Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant and the Company hereby agree to the following changes to the Consulting Agreement, effective as of the Effective Date:

1.
The first sentence of Section 3.1 of the Consulting Agreement shall be deemed deleted intis entirety and replaced with the following: “The Company shall pay to the Consultant a consulting fee of $350.00 per hour. The Consultant shall submit to the Company monthly statements, in a form satisfactory to the Company, of services performed for the Company in the applicable time period. Within thirty (30) days after receipt of the statement, the Company shall pay to the Consultant, by ACH payment, consulting fees for all services invoiced in the statement.”

2.
Except as expressly modified herein, all terms of the Consulting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below:

/s/ Aoife Brennan	/s/ Stephen Thomas
By: Aoife Brennan	By: Stephen Thomas
Title: Chief Executive Officer
Date: November 6, 2024	Date: November 5, 2024